Exhibit 99.1

      The TJX Companies, Inc. Reports First Quarter FY08 Results

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 15, 2007--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended April 28, 2007. Net sales from continuing operations for the first quarter of fiscal 2008 increased 6% to $4.1 billion, and consolidated comparable store sales increased 2% over last year. Income from continuing operations for the first quarter was $162 million, and diluted earnings per share from continuing operations were $.34. First quarter earnings include an after-tax charge of $12 million, or $.03 per share with respect to the previously announced unauthorized computer intrusion(s) (see below.) Excluding this item, adjusted diluted earnings per share from continuing operations for the first quarter were $.37 versus $.34 for the prior year, a 9% increase, and in line with the Company's plan.

    Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, "Our first quarter earnings results from continuing operations were squarely within our expectations. We achieved these results despite comparable store sales that were slightly below plan, which we attribute to the unseasonably cold and wet weather in many U.S. regions during March and early April. Our first quarter results highlight the power of our off-price model in that, through solidly executing our off-price fundamentals and by leveraging expenses, we achieved our bottom-line goals despite falling just short of our sales target. Business trends were strong as we exited the quarter, and we are positioned extremely well to take advantage of the abundant off-price buying opportunities in spring apparel and other categories currently in the marketplace. Further, we have many merchandise initiatives underway to drive sales as we move forward."

    Sales by Business Segment

    The Company's comparable store sales and net sales by division, in the first quarter, were as follows:



                                     First Quarter      First Quarter
                                   Comparable Store    Net Sales ($ in
                                          Sales           millions)
                                  -------------------- ---------------
                                    FY2008    FY2007   FY2008  FY2007
--------------------------------- ---------- --------- ------- -------
Marmaxx(a)                          0%       +1%       $2,729  $2,647
--------------------------------- ---- ----- --- ----- ------- -------
Winners/HomeSense                  +2% (US$) +8% (US$)   $395    $369

                                   +3% (C$)  +1% (C$)
--------------------------------- ---- ----- --- ----- ------- -------
T.K. Maxx                         +21% (US$) -3% (US$)   $443    $349

                                   +8% (GBP) +5% (GBP)
--------------------------------- ---- ----- --- ----- ------- -------
HomeGoods                          +3%       +3%         $333    $306
--------------------------------- ---- ----- --- ----- ------- -------
A.J. Wright                        +1%       +3%         $144    $137
--------------------------------- ---- ----- --- ----- ------- -------
Bob's Stores                       -1%       +2%          $64     $63
--------------------------------- ---- ----- --- ----- ------- -------

--------------------------------- ---- ----- --- ----- ------- -------
TJX                                +2%       +1%       $4,108  $3,871
--------------------------------- ---- ----- --- ----- ------- -------
(a)Combination of T.J. Maxx and Marshalls


    Impact of Computer Intrusion Charges

    On January 17, 2007, TJX announced that it had suffered an unauthorized intrusion(s) into portions of its computer systems that process and store information related to customer transactions. In the first quarter of fiscal 2008, the Company recorded an after-tax charge of approximately $12 million, or $.03 per share, for costs incurred during the first quarter, which includes costs incurred to investigate and contain the intrusion, enhance computer security and systems, and communicate with customers, as well as technical, legal, and other fees.

    In the second quarter, the Company expects to continue to incur these types of costs related to the intrusion(s), which the Company estimates will total $.02 - $.03 per share. Beyond these costs, TJX does not yet have enough information to reasonably estimate the losses it may incur arising from this intrusion, including exposure to payment card companies and banks, exposure in various legal proceedings that are pending or may arise, and related fees and expenses, and other potential liabilities and other costs and expenses. The Company will record known losses when they become both probable and reasonably estimable.

    Margins

    During the first quarter of fiscal 2008, the Company's consolidated pretax profit margin from continuing operations was 6.4%. Excluding the intrusion charge, the consolidated pretax profit margin from continuing operations was 6.9%, a 0.2 percentage point improvement over the prior year. The gross profit margin from continuing operations for the fiscal 2008 first quarter was 24.1%, down 0.4 percentage points versus the prior year primarily due to the impact of slightly higher markdowns on merchandise margins. Selling, general and administrative costs as a percent of sales was 17.3%, a
0.4 percentage point improvement over the prior year primarily due to the Company's cost containment focus.

    Inventory

    Total inventories as of April 28, 2007, were $2.8 billion compared with $2.6 billion at the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at April 28, 2007, were up 7% versus being down 7% at the same time last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with its inventory levels and the liquidity within its inventories, which gives it the ability to take advantage of the plentiful buying opportunities in the marketplace.

    Share Repurchases

    On March 28, 2007, the Company announced that it had entered into a plan to repurchase shares of its common stock pursuant to 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company's share buyback activity had been temporarily suspended since December 2006 as a result of the discovery of the above-mentioned computer intrusion(s). Under this 10b5-1plan, the Company resumed its share repurchase activity at the end of the first quarter, spending $6 million in repurchases of TJX stock. The Company continues to expect to repurchase up to $900 million of TJX stock during fiscal 2008, significantly more than the $557 million of TJX stock that the Company repurchased during fiscal 2007.

    Discontinued Operations

    The Company reports results from continuing operations, which exclude the results of operations from 34 discontinued A.J. Wright stores. These stores were closed during the fourth quarter of fiscal 2007 in order to reposition this business. Discontinued operations did not impact earnings per share during the first quarter, as the net income/(loss) from discontinued operations was immaterial.

    Second Quarter and Fiscal 2008 Outlook

    For the second quarter of fiscal 2008, the Company expects earnings per share from continuing operations in the range of $.29 to $.32, which includes an estimated $.02 - $.03 per share for costs related to the computer intrusion(s) (detailed above.) Excluding these costs, the Company expects earnings per share from continuing operations in the range of $.32 to $.34 which represents a 10% to 17% increase over $.29 per share in the prior year. This outlook is also based upon estimated consolidated comparable store sales growth of approximately 3% to 4%.

    For the fiscal year ending January 26, 2008, the Company continues to expect earnings per share from continuing operations excluding costs related to the intrusion(s) in the range of $1.80 to $1.85, which represents a 10% to 13% increase over the adjusted $1.63 per share from continuing operations in fiscal 2007. This range is based upon estimated consolidated comparable store sales growth of approximately 3%. The Company is not yet able to estimate fees, costs and expenses related to the intrusion(s) for the third and fourth quarters of fiscal 2008. Actual and estimated intrusion costs for the first half of fiscal 2008 would reduce estimated earnings per share from continuing operations by $.05 - $.06 per share.

    The Company's second quarter and fiscal 2008 outlook do not include any estimates for potential liabilities or losses arising from the computer intrusion(s) (detailed above).

    Stores by Concept

    During the first quarter, the Company added a total of 25 stores. TJX increased square footage by 4% over the same period last year.



                                    Store Locations  Gross Square Feet
                                     First Quarter     First Quarter
                                                       (in millions)
                                    ---------------- -----------------
                                    Beginning  End    Beginning   End
----------------------------------- --------- ------ ----------- -----
T.J. Maxx                                821    830        24.8  25.0
----------------------------------- --------- ------ ----------- -----
Marshalls                                748    763        24.2  24.4
----------------------------------- --------- ------ ----------- -----
Winners                                  184    185         5.4   5.4
----------------------------------- --------- ------ ----------- -----
HomeSense                                 68     69         1.6   1.7
----------------------------------- --------- ------ ----------- -----
HomeGoods                                270    271         6.7   6.7
----------------------------------- --------- ------ ----------- -----
T.K. Maxx                                210    211         6.4   6.4
----------------------------------- --------- ------ ----------- -----
A.J. Wright                              129    127         3.3   3.3
----------------------------------- --------- ------ ----------- -----
Bob's Stores                              36     35         1.6   1.6
----------------------------------- --------- ------ ----------- -----

----------------------------------- --------- ------ ----------- -----
TJX                                    2,466  2,491        74.0  74.5
----------------------------------- --------- ------ ----------- -----


    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 830 T.J. Maxx, 763 Marshalls, 271 HomeGoods, and 127 A.J. Wright stores, as well as 35 Bob's Stores, in the United States. In Canada, the Company operates 185 Winners and 69 HomeSense stores, and in Europe, 211 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Fiscal 2008 First Quarter Earnings Conference Call

    At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company's first quarter fiscal 2008 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Tuesday, May 22, 2007.

    May Fiscal 2008 Sales Recording

    Additionally, the Company expects to release its May 2007 sales results on Thursday, June 7, 2007, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's May sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, June 14, 2007.

    Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    Forward-looking Statements

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the results and effects of the intrusion or intrusions into our computer system including the outcome of our investigation, the extent of customer information compromised and consequences to our business including effects on sales and liabilities and costs; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute the share repurchase program; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.



        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                                  Thirteen Weeks Ended
                                           ---------------------------
                                               April 28,     April 29,
                                                   2007          2006
                                           ------------- -------------

Net sales                                  $  4,108,081  $  3,871,256

Cost of sales, including buying and
 occupancy costs                              3,117,215     2,922,849
Selling, general and administrative
 expenses                                       709,277       684,166
Costs related to computer intrusion              20,004             -
Interest (income) expense, net                   (2,076)        3,759
                                           ------------- -------------

Income from continuing operations before
 provision for income taxes                     263,661       260,482
Provision for income taxes                      101,553        96,620
                                           ------------- -------------

Income from continuing operations               162,108       163,862

Loss from discontinued operations, net of
 income taxes                                         -           (53)
                                           ------------- -------------

Net income                                 $    162,108  $    163,809
                                           ============= =============

Diluted earnings per share:
  Income from continuing operations        $       0.34  $       0.34
  Net income                               $       0.34  $       0.34

Cash dividends declared per share          $       0.09  $       0.07

Weighted average shares for diluted
 earnings per share computation             479,025,606   484,947,472




        The TJX Companies, Inc. and Consolidated Subsidiaries
                       Condensed Balance Sheets
                             (Unaudited)
                            (In Millions)

                                                   April 28, April 29,
                                                       2007      2006
                                                   --------- ---------
ASSETS
Current assets:
  Cash and cash equivalents                        $  781.2  $  279.9
  Accounts receivable and other current assets        411.1     411.0
  Current deferred income taxes, net                   35.8      11.6
  Merchandise inventories                           2,829.3   2,555.3
                                                   --------- ---------

     Total current assets                           4,057.4   3,257.8
                                                   --------- ---------

Property and capital leases, net of depreciation    2,052.0   2,022.0
Non-current deferred income taxes, net                    -      11.4
Other assets                                          195.4     145.0
Goodwill and tradename, net of amortization           182.9     183.4
                                                   --------- ---------

     TOTAL ASSETS                                  $6,487.7  $5,619.6
                                                   ========= =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $1,562.0  $1,450.9
  Accrued expenses and other current liabilities      951.1     884.2
                                                   --------- ---------

     Total current liabilities                      2,513.1   2,335.1
                                                   --------- ---------

Other long-term liabilities                           746.5     566.1
Non-current deferred income taxes, net                  8.1         -
Long-term debt                                        800.0     789.6

Shareholders' equity                                2,420.0   1,928.8
                                                   --------- ---------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $6,487.7  $5,619.6
                                                   ========= =========




        The TJX Companies, Inc. and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                             (Unaudited)
                            (In Millions)

                                                  Thirteen Weeks Ended
                                                 ---------------------
                                                  April 28,  April 29,
                                                      2007       2006
                                                 ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $ 162.1    $ 163.8
  Depreciation and amortization                       90.5       86.0
  Deferred income tax provision                       (9.4)     (10.0)
  Amortization of stock compensation                  14.4       19.5
  (Increase) in accounts receivable and other
   current assets                                   (124.9)    (108.4)
  (Increase) in merchandise inventories             (229.4)    (175.6)
  Increase in accounts payable                       178.5      128.9
  (Decrease) in accrued expenses and other
   liabilities                                       (68.3)     (70.0)
  Other                                                3.4       16.6
                                                 ---------- ----------

Net cash provided by operating activities             16.9       50.8
                                                 ---------- ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                 (95.2)     (96.0)
  Other                                                0.2        0.2
                                                 ---------- ----------

Net cash (used in) investing activities              (95.0)     (95.8)
                                                 ---------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments for repurchase of common stock                -     (164.9)
  Proceeds from sale and issuance of common
   stock                                              19.0       47.1
  Cash dividends paid                                (31.8)     (27.7)
  Other                                                2.1       (0.4)
                                                 ---------- ----------

Net cash (used in) financing activities              (10.7)    (145.9)
                                                 ---------- ----------

Effect of exchange rate changes on cash               13.3        5.2
                                                 ---------- ----------

Net (decrease) in cash and cash equivalents          (75.5)    (185.7)
Cash and cash equivalents at beginning of year       856.7      465.6
                                                 ---------- ----------

Cash and cash equivalents at end of year           $ 781.2    $ 279.9
                                                 ========== ==========




        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                                  Thirteen Weeks Ended
                                               -----------------------
                                                 April 28,   April 29,
Net sales:                                           2007        2006
                                               ----------- -----------
  Marmaxx                                      $2,729,495  $2,646,702
  Winners and HomeSense                           394,646     368,810
  T.K. Maxx                                       442,619     349,320
  HomeGoods                                       333,156     305,832
  A.J. Wright                                     144,157     137,254
  Bob's Stores                                     64,008      63,338
                                               ----------- -----------
                                               $4,108,081  $3,871,256
                                               =========== ===========
Segment profit or (loss):
  Marmaxx                                      $  272,606  $  269,519
  Winners and HomeSense                            26,801      28,086
  T.K. Maxx                                         4,616        (201)
  HomeGoods                                        10,209       8,534
  A.J. Wright                                      (3,033)     (2,829)
  Bob's Stores                                     (6,569)     (6,229)
                                               ----------- -----------
                                                  304,630     296,880

General corporate expense                          23,041      32,639
Costs related to computer intrusion                20,004           -
Interest (income) expense, net                     (2,076)      3,759
                                               ----------- -----------

Income from continuing operations
  before provision for income taxes            $  263,661  $  260,482
                                               =========== ===========


         The TJX Companies, Inc. and Consolidated Subsidiaries

              Notes to Consolidated Condensed Statements

    1. During the fourth quarter of fiscal 2007 TJX closed 34 of its A.J. Wright stores and recorded the cost to close the stores, as well as operating results of the stores, as discontinued operations. Accordingly, the financial statements for the prior period ended April 29, 2006 have been adjusted to reclassify the operating results of the closed stores as discontinued operations.

    2. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the "Computer Intrusion"), which was discovered during the fourth quarter of fiscal 2007. TJX has been engaged in an investigation of the Computer Intrusion, and computer security and incident response experts have been assisting in the investigation. TJX believes that customer information was stolen in the Computer Intrusion in 2005 and 2006 and that such information primarily relates to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

    TJX recorded an after-tax charge of approximately $12 million, or $0.03 per share, for costs incurred during the first quarter in connection with the Computer Intrusion in addition to an after-tax charge of approximately $3 million for such costs recorded in the fourth quarter of fiscal 2007. These charges include costs incurred to date to investigate and contain the Computer Intrusion, strengthen computer security and systems, and communicate with customers, and for technical, legal and other related costs. In addition to these costs, TJX has ongoing costs and expenses with respect to the Computer Intrusion as well as potential losses related to the Computer Intrusion, but at this time it does not have sufficient information to reasonably estimate a range of such costs and expenses or the potential exposure for such losses. As such, no liability for such costs, expenses or potential losses has been recorded as of April 28, 2007. TJX will continue to evaluate information as it becomes known and will record an estimate for losses at the time or times when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. Such costs, expenses and losses could be material to TJX's results of operations and financial condition.

    3. On March 28, 2007, TJX announced that it had entered into a plan to repurchase shares of its common stock pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. TJX had temporarily suspended its buyback activity as a result of the discovery of the Computer Intrusion. Under this 10b5-1 plan, TJX resumed its share repurchase activity at the end of the first quarter, spending $6 million on the repurchase of TJX stock in the quarter. TJX records the repurchase of its stock on a cash basis. Through April 28, 2007, under its current $1 billion multi-year stock repurchase program, TJX spent $570 million on the repurchase of 22.5 million shares of TJX common stock. In January 2007, the Board of Directors approved a new stock repurchase program that authorized the repurchase of up to $1 billion of TJX common stock from time to time, which was in addition to the $430 million remaining in the existing plan as of the end of the first quarter.

    4. In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise's financial statement. FIN 48 requires that TJX determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority and if so, recognize the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. TJX adopted FIN 48 in the first quarter ended April 28, 2007 and the net impact of adoption on its financial position was immaterial. However, in connection with the adoption, certain amounts that were historically netted within other liabilities were reclassed to other assets.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang
             Senior Vice President
             Investor and Public Relations
             (508) 390-2323